UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2017

Luna Innovations Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 1st Street SW, Suite 200
Roanoke, Virginia 24011
(Address of principal executive offices, including zip code)
540-769-8400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indícate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amended and Restated Employment Agreement with Scott A. Graeff
On December 5, 2017, Luna Innovations Incorporated (the “Company”) entered into an amended and rested employment agreement with Scott A. Graeff in connection with his recent appointment as President and Chief Executive Officer of the Company. Pursuant to the employment agreement, Mr. Graeff will be employed by the Company on an “at-will” basis, meaning either party may terminate the agreement at any time, with or without cause or advanced notice.

Pursuant to the employment agreement, effective as of October 1, 2017, Mr. Graeff’s initial annual base salary is $325,000 per year, subject to review and adjustment from time to time in the discretion of the Company’s board of directors (the “Board”). Mr. Graeff is eligible to earn an annual performance cash bonus at a target amount of 50% of his then current base salary, and up to 75% of his then current base salary, subject to his achievement of individual and corporate performance goals to be determined by the Board.
Pursuant to the employment agreement, on December 5, 2017, the Company granted Mr. Graeff 50,000 shares of restricted stock. These restricted shares will vest in three equal installments on October 1, 2018, October 1, 2019 and October 1, 2020.
In the event that Mr. Graeff’s employment is terminated by the Company “without cause” or by Mr. Graeff for “good reason” (each as defined in his employment agreement), subject to Mr. Graeff’s entering into and not revoking a separation agreement that includes, among other terms, a general release of claims in favor of the Company, in a form acceptable to the Company, Mr. Graeff will be entitled to receive:

•	severance payments equal to his then applicable base salary for a period of 12 months paid in installments on the Company’s regular payroll dates;

•
a discretionary lump sum bonus payment equal to the target bonus that he would have been eligible to receive for the year in which the termination occurs, which will be paid when the Company otherwise pays annual bonuses, so long as that date is no later than March 15th the year following the year in which the termination occurs; provided, however, if the termination occurs within three months prior to or 12 months following a “change of control” transaction (as defined in the employment agreement), then Mr. Graeff will be entitled to receive a discretionary lump sum bonus payment equal to the maximum target bonus that he would have been eligible to receive for the year in which the termination occurs;

•
if he timely elects and remains eligible for continued coverage under COBRA, the health insurance premiums that the Company was paying on behalf of Mr. Graeff and his covered dependents prior to the date of termination, until the earliest of (i) 12 months following termination, (ii) the date Mr. Graeff becomes eligible for substantially equivalent insurance in connection with new employment or self-employment, or (iii) the date Mr. Graeff ceases to be eligible for COBRA continuation coverage; and

•	a cash payment for any unvested company matching contributions in Mr. Graeff’s account under the Company’s 401(k) plan.
In addition, if Mr. Graeff’s employment is terminated by the Company “without cause” or by Mr. Graeff for “good reason” within three months prior to or 12 months following a “change of control” transaction, all unvested stock options and other stock awards for the Company’s common stock held by Mr. Graeff as of immediately prior to the termination date will accelerate in full.
The foregoing description of Mr. Graeff’s employment agreement is not complete and is qualified in its entirety by reference to the employment agreement, which will be filed as an exhibit to the Company’s Form 10-K for the year ending December 31, 2017.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Scott A. Graeff
Scott A. Graeff President and Chief Executive Officer
Date: December 7, 2017

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